February 21, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments
$1,043,000
Auto Callable Yield Notes Linked to the Least
Performing of the Common Stock of Costco Wholesale
Corporation, the Common Stock of Walmart Inc. and
the Class A Common Stock of Wayfair Inc. due
February 26, 2026
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
●The notes are designed for investors who seek a higher interest rate than the yield on a conventional debt security with the same maturity issued by us. The notes will pay 19.55% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 1.62917% per month.
●The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value.
●The earliest date on which an automatic call may be initiated is August 21, 2024.
●Investors should be willing to accept the risk of losing some or all of their principal and be willing to forgo dividend payments, in exchange for Interest Payments.
●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as
JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of
JPMorgan Chase & Co., as guarantor of the notes.
●Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
●Minimum denominations of $1,000 and integral multiples thereof
●The notes priced on February 21, 2024 and are expected to settle on or about February 26, 2024.
●CUSIP: 48134WA49

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk
Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$32.50	$967.50
Total	$1,043,000	$33,897.50	$1,009,102.50
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of
$32.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $944.00 per $1,000 principal amount note. See
“The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Reference Stocks: As specified under “Key Terms Relating to
the Reference Stocks” in this pricing supplement
Interest Payments: If the notes have not been automatically
called, you will receive on each Interest Payment Date for
each $1,000 principal amount note an Interest Payment equal
to $16.2917 (equivalent to an Interest Rate of 19.55% per
annum, payable at a rate of 1.62917% per month).
Interest Rate: 19.55% per annum, payable at a rate of
1.62917% per month
Trigger Value: With respect to each Reference Stock, 65.00%
of its Initial Value, as specified under "Key Terms Relating to the Reference Stocks" in this pricing supplement
Pricing Date: February 21, 2024
Original Issue Date (Settlement Date): On or about February
26, 2024
Review Dates*: August 21, 2024, September 23, 2024,
October 21, 2024, November 21, 2024, December 23, 2024,
January 21, 2025, February 21, 2025, March 21, 2025, April
21, 2025, May 21, 2025, June 23, 2025, July 21, 2025, August
21, 2025, September 22, 2025, October 21, 2025, November
21, 2025, December 22, 2025, January 21, 2026 and February
23, 2026 (final Review Date)
Interest Payment Dates*: March 26, 2024, April 25, 2024,
May 24, 2024, June 26, 2024, July 25, 2024, August 26, 2024,
September 26, 2024, October 24, 2024, November 26, 2024,
December 27, 2024, January 24, 2025, February 26, 2025,
March 26, 2025, April 24, 2025, May 27, 2025, June 26, 2025,
July 24, 2025, August 26, 2025, September 25, 2025, October
24, 2025, November 26, 2025, December 26, 2025, January
26, 2026 and the Maturity Date
Maturity Date*: February 26, 2026
Call Settlement Date*: If the notes are automatically called on any Review Date (other than the final Review Date), the first
Interest Payment Date immediately following that Review Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and
“General Terms of Notes — Postponement of a Payment Date” in the
accompanying product supplement

Automatic Call:
If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount
note, equal to (a) $1,000 plus (b) the Interest Payment for the
Interest Payment Date occurring on the applicable Call
Settlement Date, payable on that Call Settlement Date. No
further payments will be made on the notes.
Payment at Maturity:
If the notes have not been automatically called and the Final
Value of each Reference Stock is greater than or equal to its
Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus
(b) the Interest Payment applicable to the Maturity Date.
If the notes have not been automatically called and the Final
Value of any Reference Stock is less than its Trigger Value, your payment at maturity per $1,000 principal amount note, in addition to the Interest Payment applicable to the Maturity
Date, will be calculated as follows:
$1,000 + ($1,000 × Least Performing Stock Return)
If the notes have not been automatically called and the Final
Value of any Reference Stock is less than its Trigger Value, you will lose more than 35.00% of your principal amount at
maturity and could lose all of your principal amount at
maturity.
Least Performing Reference Stock: The Reference Stock
with the Least Performing Stock Return
Least Performing Stock Return: The lowest of the Stock
Returns of the Reference Stocks
Stock Return: With respect to each Reference Stock,
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Reference Stock, the
closing price of one share of that Reference Stock on the
Pricing Date, as specified under “Key Terms Relating to the
Reference Stocks” in this pricing supplement
Final Value: With respect to each Reference Stock, the
closing price of one share of that Reference Stock on the final
Review Date
Stock Adjustment Factor: With respect to each Reference
Stock, the Stock Adjustment Factor is referenced in
determining the closing price of one share of that Reference
Stock and is set equal to 1.0 on the Pricing Date. The Stock
Adjustment Factor of each Reference Stock is subject to
adjustment upon the occurrence of certain corporate events
affecting that Reference Stock. See “The Underlyings —
Reference Stocks — Anti-Dilution Adjustments” and “The
Underlyings — Reference Stocks — Reorganization Events”
in the accompanying product supplement for further
information.

PS-1 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

Supplemental Terms of the Notes

Any value of any underlier, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Trigger Value
Common stock of Costco Wholesale Corporation, par value $0.005 per share	COST	$723.02	$469.963
Common stock of Walmart Inc., par value $0.10 per share	WMT	$173.70	$112.905
Class A common stock of Wayfair Inc., par value $0.001 per share	W	$48.78	$31.707

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

 Payment at Maturity If the Notes Have Not Been Automatically Called

PS-2 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

Total Interest Payments
The table below illustrates the total Interest Payments per $1,000 principal amount note over the term of the notes based on the Interest
Rate of 19.55% per annum, depending on how many Interest Payments are made prior to automatic call or maturity. If the notes have not been automatically called, the total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.

Number of Interest Payments	Total Interest Payments
24	$391.0000
23	$374.7083
22	$358.4167
21	$342.1250
20	$325.8333
19	$309.5417
18	$293.2500
17	$276.9583
16	$260.6667
15	$244.3750
14	$228.0833
13	$211.7917
12	$195.5000
11	$179.2083
10	$162.9167
9	$146.6250
8	$130.3333
7	$114.0417
6	$97.7500

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Initial Value.
In addition, the hypothetical payments set forth below assume the following:
●an Initial Value for the Least Performing Reference Stock of $100.00;
●a Trigger Value for the Least Performing Reference Stock of $65.00 (equal to 65.00% of its hypothetical Initial Value); and
●an Interest Rate of 19.55% per annum (payable at a rate of 1.62917% per month).
The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Reference Stock.
The actual Initial Value of each Reference Stock is the closing price of one share of that Reference Stock on the Pricing Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

PS-3 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$101.00	Notes are automatically called
	Total Payment	$1,097.75 (9.775% return)
Because the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,016.2917 (or $1,000 plus the Interest
Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. When added to the
Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,097.75. No further payments will be made on the notes.
Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference
Stock is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second Review Date	$95.00	Notes NOT automatically called
Third through Eighteenth Review Dates	Less than Initial Value	Notes NOT automatically called
Final Review Date	$90.00	Final Value of Least Performing Reference Stock is greater than or equal to its Trigger Value
	Total Payment	$1,391.00 (39.10% return)
Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,016.2917 (or $1,000 plus the
Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest
Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,391.00.
Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference
Stock is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second Review Date	$80.00	Notes NOT automatically called
Third through Eighteenth Review Dates	Less than Initial Value	Notes NOT automatically called
Final Review Date	$50.00	Final Value of Least Performing Reference Stock is less than its Trigger Value
	Total Payment	$891.00 (-10.90% return)
Because the notes have not been automatically called, the Final Value of the Least Performing Reference Stock is less than its Trigger
Value and the Least Performing Stock Return is -50.00%, the payment at maturity will be $516.2917 per $1,000 principal amount note, calculated as follows:

PS-4 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

$1,000 + [$1,000 × (-50.00%)] + $16.2917 = $516.2917
When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $891.00.
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.
Risks Relating to the Notes Generally
●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any
Reference Stock is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final
Value of the Least Performing Reference Stock is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE
TERM OF THE NOTES,
regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any
Reference Stock.
●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —
Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.
●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
●THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Reference
Stock.
●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.
Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY
REFERENCE STOCK.
●THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS TRIGGER VALUE IS
GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
●LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-5 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

Risks Relating to Conflicts of Interest
●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the
Maturity Date could result in a substantial loss to you.
●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk
Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Reference Stocks
●NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —
We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement.
You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference
Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
●THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-6 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a
Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on February 21, 2024
Common stock of Costco Wholesale Corporation, par value $0.005 per share	COST	NASDAQ Global Select Market	000-20355	$723.02
Common stock of Walmart Inc., par value $0.10 per share	WMT	New York Stock Exchange	001-06991	$173.7
Class A common stock of Wayfair Inc., par value $0.001 per share	W	New York Stock Exchange	001-36666	$48.78
Each of the Reference Stocks is issued by a company whose primary line of business is associated with the technology sector.
According to publicly available filings of the relevant Reference Stock issuer with the SEC:
●Costco operates membership warehouses based on the concept of offering its members low prices on a limited selection of nationally branded and selected private label products.
●Walmart Inc. is engaged in the operations of retail, wholesale and other units, as well as eCommerce.
●Wayfair operates an e-commerce platform for home goods, offering a selection of furniture, décor, housewares and home improvement products.
Historical Information
The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 4, 2019 through February 16, 2024. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on any Review Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

Historical Performance of the Common stock of Costco Wholesale Corporation Source: Bloomberg

PS-7 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

Historical Performance of the Common stock of Walmart Inc. Source: Bloomberg

Historical Performance of the Class A common stock of Wayfair Inc. Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x)
a cash-settled Put Option written by you that is terminated if an automatic call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued but unpaid interest), requires you to pay us an amount equal to that difference and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as
Units Each Comprising a Put Option and a Deposit” in the accompanying product supplement, and in particular in the subsection thereof entitled “— Notes with a Term of More than One Year.” By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put
Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after

PS-8 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
In determining our reporting responsibilities, we intend to treat a portion of each Interest Payment equal to approximately 5.13% per annum times the amount of the Deposit times the number of days in the applicable period divided by 365 as interest on the Deposit (so that the amount allocated as interest on the Deposit will vary from Interest Payment to Interest Payment depending on the number of days in the applicable period) and the remainder of each Interest Payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an automatic call.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1,
2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that
Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.
The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase
& Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes —
The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

PS-9 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See
“Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated
Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.
The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See
“Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the
Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current
Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.
This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State
of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2023.
Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including

PS-10 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.

preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk
Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-11 | Structured Investments
Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Costco Wholesale Corporation, the Common Stock of Walmart Inc. and the Class A Common Stock of Wayfair Inc.